[CELLSTAR LOGO]

Exhibit 99.1

FOR IMMEDIATE RELEASE

2005-24

CELLSTAR PROPOSES TO SELL UP TO $50.0 MILLION OF CONVERTIBLE DEBENTURES

CARROLLTON, TEXAS, June 17, 2005 -- CellStar Corporation (CLST.PK), a value-added wireless logistics services leader, today announced a proposal to sell up to $50.0 million of convertible debentures (the "Debentures"), and, on June 16, 2005, the Company signed a letter of intent to sell up to $25.0 million of the Debentures to Stanford Financial Group Company and its affiliates ("Stanford"). The Company has not yet entered into any letter of intent for the sale of the balance of the Debentures.

The Debentures would have a four-year term with a coupon rate of 8% and would be convertible into the Company's common stock at $4.00 a share. For each $1000.00 of Debentures, the Company would issue warrants to purchase 192 shares exercisable at $0.01 per share, with a five-year term. The Debentures would be subordinate to the Company's senior credit facility and 12% senior subordinated notes due January of 2007.

The letter of intent is non-binding, and the final terms of the definitive agreements are contingent upon, among other conditions, the satisfactory results of Stanford's due diligence investigation of the Company, the prevailing securities market conditions at the time of the closing of the proposed transaction, the election of Alan H. Goldfield, the founder and former Chairman and CEO of CellStar, as the Company's Chairman of the Board and Chief Executive Officer, the election of three persons named by Mr. Goldfield to serve on the Company's five-member Board of Directors, and certain agreements between Mr. Goldfield and Stanford. Stanford is aware of the on-going review in the Company's Asia Pacific Region by the Company's Audit Committee. It is anticipated that the due diligence examination will commence immediately and that the closing will be held on, or the efforts toward concluding a transaction will terminate by, July 31, 2005.

There can be no assurance that the parties will be successful in negotiating a definitive agreement or consummating the proposed transaction. The Debentures will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About CellStar Corporation

CellStar Corporation is a leading global provider of value-added logistics services to the wireless communications industry, with operations primarily in the North American, Latin American and Asia-Pacific regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for wireless carriers. Additional information about CellStar may be found on its Web site at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn

972-466-5031

ir@cellstar.com

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